Exhibit (h)(3)

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ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of March 1, 2012 by and between BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (the “Service Agent”), and PLAN INVESTMENT FUND, INC. a Maryland corporation (the “Fund”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B. The Fund wishes to retain the Service Agent to provide administration, accounting and tax services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and the Service Agent wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1. Appointment. The Fund hereby appoints the Service Agent to provide administration, accounting and tax services to each of the Portfolios, in accordance with the terms set forth in this Agreement. The Service Agent accepts such appointment and agrees to furnish such services. The Service Agent shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by the Service Agent and the Fund in a written amendment hereto. The Service Agent shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2. Instructions.

(a) Unless otherwise provided in this Agreement, the Service Agent shall act only upon Oral Instructions or Written Instructions.

(b) The Service Agent shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by the Service Agent to be an Authorized Person) pursuant to this Agreement. The Service Agent may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund’s organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s Participation Certificate holders, unless and until the Service Agent receives Written Instructions to the contrary.

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(c) The Fund agrees to forward to the Service Agent Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by the Service Agent or its affiliates) so that the Service Agent receives the Written Instructions within one business day after the day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Service Agent or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Service Agent’s ability to rely upon such Oral Instructions.

3. Right to Receive Advice.

(a) Advice of the Fund. If the Service Agent is in doubt as to any action it should or should not take, the Service Agent may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b) Advice of Counsel. If the Service Agent shall be in doubt as to any question of law pertaining to any action it should or should not take, the Service Agent may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or the Service Agent, at the option of the Service Agent).

(c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions the Service Agent receives from the Fund and the advice the Service Agent receives from counsel, the Service Agent may rely upon and follow the advice of counsel.

(d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon the Service Agent (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4. Records; Visits.

(a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of the Service Agent shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during the Service Agent’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Service Agent to the Fund or to an Authorized Person, at the Fund’s expense.

(b) The Service Agent shall keep the following records:

(i)	all books and records with respect to each Portfolio’s books of account;

(ii)	records of each Portfolio’s securities transactions; and

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(iii)	all other books and records as the Service Agent is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

(c) The Service Agent agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained pursuant to Rule 31a-1 under the 1940 Act.

5. Confidentiality.

(a) Each party (the “Receiving Party”) shall keep confidential any information relating to the other party’s (the “Disclosing Party”) business (“Confidential Information”). Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Service Agent, their respective subsidiaries and affiliated companies; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Service Agent a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the Receiving Party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the Receiving Party; (c) is rightfully received from a third party who, to the best of the Receiving Party’s knowledge, is not under a duty of confidentiality; (d) is released by the Disclosing Party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by the Administrator in connection with an independent third party compliance or other review; (h) is necessary or desirable for the Service Agent to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the Receiving Party. Pursuant to item (e) and (f) above in this Section 5, in the event that the Receiving Party is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information which would be Confidential Information of the Disclosing Party except for said item (e) or (f), the Receiving Party will provide the Disclosing Party with prompt notice of such request(s), if not prohibited, so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Receiving Party may furnish that portion (and only that portion) of such information which it is

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legally required to disclose, and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be afforded any information so furnished to the extent such confidential treatment is requested by the Disclosing Party. The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

(b) For the avoidance of doubt, the Fund’s portfolio holdings information is hereby designated as confidential and is considered Confidential Information as defined in Section 5(a) above. Additionally, the Service Agent is subject to, and adheres by, internal policies and procedures of The Bank of New York Mellon Corporation which are reasonably designed to comply with all applicable laws and regulations governing the personal securities transactions of its employees.

6. Liaison with Accountants. The Service Agent shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. The Service Agent shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7. BNY Mellon System. The Service Agent shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Service Agent in connection with the services provided by the Service Agent to the Fund.

8. Disaster Recovery. The Service Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Service Agent shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Service Agent shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Service Agent’s own intentional misconduct, bad faith or gross negligence with respect to its duties under this Agreement.

9. Compensation.

(a) As compensation for services rendered by the Service Agent during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to the Service Agent a fee or fees as may be agreed to in writing by the Fund and the Service Agent.

(b) The undersigned hereby represents and warrants to the Service Agent that (i) the terms of this Agreement, and (ii) the fees and expenses associated with this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such

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Board of Trustees has approved or will approve the terms of this Agreement and any such fees and expenses. The undersigned further represents and warrants to the Service Agent that should revisions be made in the future to the terms of this Agreement or any component of the fees and expenses then (i) the revised terms of this Agreement, (ii) the revised fees and expenses associated with this Agreement, and/or (iii) any benefits accruing to the Service Agent or any affiliate of the Fund in connection with this Agreement, including, but not limited to, any fee waivers, cost reimbursements or payments made to an affiliate of the Fund, will again be fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees will approve the terms of such revisions to this Agreement, the fees and expenses, or any such benefits.

(c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to the Service Agent the fees set forth in the applicable fee letter.

10. Standard of Care/Limitation of Liability.

(a) Subject to the terms of this Section 10, the Service Agent shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by the Service Agent’s own intentional misconduct, bad faith or gross negligence with respect to its duties under this Agreement (“Standard of Care”).

(b) The Service Agent shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(c) The Service Agent shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which the Service Agent reasonably believes to be genuine. The Service Agent shall not be liable for any damages that are caused by actions or omissions taken by the Service Agent in accordance with Written Instructions or advice of counsel. The Service Agent shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

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(d) Neither the Service Agent nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Service Agent or its affiliates.

(e) No party may assert a cause of action against the Service Agent or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(f) Each party shall have a duty to mitigate damages for which the other party may become responsible.

(g) This Section 10 shall survive termination of this Agreement.

11. Indemnification.

(a) Absent the Service Agent’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless the Service Agent and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by the Service Agent in connection with the provision of services to the Fund.

(b) If any claim, action, suit, proceeding or investigation (in each case, a “Claim”) is commenced, as to which an indemnified party proposes to demand indemnification hereunder, the Service Agent shall notify the Fund thereof with reasonable promptness; provided, however, that any failure by the Service Agent to so notify the Fund shall not relieve the Fund from its obligations hereunder, except to the extent the Fund is prejudiced thereby. The Fund shall be entitled to participate at its own expense in the defense of any Claim, and if the Fund so elects, it shall be entitled to assume the defense of such Claim at its expense, including the employment of counsel (in which case the Fund shall not thereafter be responsible for the fees, costs and expenses of any separate counsel retained by any indemnified party); provided however, that counsel employed by the Fund shall be satisfactory to the Service Agent in the exercise of its reasonable judgment. The Service Agent shall not, and shall not permit any other indemnified party to, without the Fund’s prior written consent, settle, compromise, consent to the entry of any judgment in, or otherwise seek to terminate any Claim as to which indemnification may be sought from the Fund. The Service Agent shall reimburse the Fund for any indemnification payment made to an indemnified party prior to such determination if it is later determined that such indemnified party was not entitled to such indemnification payment.

(c) This Section 11 shall survive termination of this Agreement.

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12. Description of Accounting Services on a Continuous Basis. The Service Agent will perform the following accounting services with respect to each Portfolio:

(i)	Maintain daily journals and journalize investment, Participation Certificate and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the “Adviser”) and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile daily cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Make disbursements upon Written Instructions and maintain records concerning all disbursements;

(xi)	Calculate both Portfolio and security capital gains and losses;

(xii)	Determine net income;

(xiii)	Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that the Service Agent shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall the Service Agent have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

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(xiv)	Calculate the amortized cost of the investments in the Portfolios as necessary;

(xv)	Transmit or make available a copy of the daily portfolio valuation to the Adviser;

(xvi)	Compute net asset value;

(xvii)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity and the dividend per Participation Certificate to be declared to Participation Certificate holders;

(xviii)	Otherwise maintain all books and records with respect to the Portfolios’ securities transactions; and

(xix)	Make available to the Fund all supporting financial information and details.

13. Description of Administration Services on a Continuous Basis. The Service Agent will perform the following administration services with respect to each Portfolio:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

(iv)	Monitor each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended, with respect to qualification under the asset diversification and gross income tests;

(v)	Prepare and file the Fund’s semi-annual shareholder reports with the SEC on Form N-SAR;

(vi)	Assist with preparation of the Fund’s annual, semi-annual, quarterly and other required shareholder reports;

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(vii)	Supply the Fund and its Board of Trustees with reports and statistical data concerning the Portfolios as reasonably requested by them, state insurance commissioners or their counterparts;

(viii)	Compile data for and prepare timely notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act;

(ix)	Assist with the preparation of amendments to the Fund’s registration statement on Form N-1A;

(x)	Have its officers and employees available, upon reasonable notice and at reasonable frequencies, for consultation with Trustees, officers and employees of the Fund; and

(xi)	Provide compliance policies and procedures related to services provided by the Service Agent and, if mutually agreed, certain Service Agent affiliates, summary procedures thereof and periodic certification letters.

All documents filed with the SEC are subject to the review and approval of Fund counsel.

14. Description of Tax Services on a Continuous Basis.

(a) The Service Agent will perform the following tax services with respect to each Portfolio:

(i)	Prepare fiscal year-end tax provision analysis and process tax adjustments on securities identified by the Fund or Fund’s management, that require such treatment (see section 14(x) below regarding exclusions);

(ii)	Prepare ROCSOP adjusting entries;

(iii)	Prepare financial statement tax footnote disclosure information;

(iv)	Prepare calendar year tax distribution analysis and process tax adjustments on securities identified by the Fund or Fund’s management, that require such treatment (see section 14(ix) below regarding exclusions);

(v)	Prepare annual tax-based distribution estimate;

(vi)	Prepare for execution and filing the federal and state income and excise tax returns;

(vii)	Prepare year-end ICI broker/dealer reporting and fund distribution calculations disseminated to broker/dealers;

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(viii)	Coordinate IRC §855 and excise tax distribution requirements; and

(ix)	The Service Agent is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. Service Agent is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

(b) The Service Agent shall provide the following services (the “Services”) to the Fund with respect to the Fund’s Tax Positions (as defined below) for each Review Period (as defined below):

(i)	Documentation of all material tax positions taken by the Fund with respect to the Fund’s fiscal year ending December 31, 2012 and each fiscal year of the Fund thereafter (each such fiscal year being a “Review Period”);

(ii)	Review of the Fund’s: (A) tax provision workpapers, (B) excise tax distribution workpapers, (C) income and excise tax returns, (D) tax policies and procedures and (E) Subchapter M compliance workpapers;

(iii)	Determination as to whether the Tax Positions have been consistently applied and documentation of any inconsistencies;

(iv)	Review of relevant statutory authorities;

(v)	Review of any tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

(vi)	Review of standard mutual fund industry practices, to the extent such practices are known to or may reasonably be determined by the Service Agent; and

(vii)	Delivery of a written report to the Fund with respect to the above.

(c) The following are expressly excluded from the Services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Services shall be deemed to be or constitute a tax opinion or tax advice.

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(d) The Fund shall provide such information and documentation as the Service Agent may reasonably request in connection with the Services. The Fund’s independent public accountants shall cooperate with the Service Agent and make such information available to the Service Agent as the Service Agent may reasonably request.

(e) Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to the Service Agent pursuant to this Agreement, (i) the Service Agent is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and the Service Agent shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) the Service Agent shall have no liability either for any error or omission of any other servicer provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Service the Fund’s sole and exclusive remedy and the Service Agent’s sole liability shall be limited to re-performance of the applicable Service and the preparation and delivery to the Fund of a corrected report enumerated in Section 14(b)(vii) above (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

(f) IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, the Service Agent informs the Fund that any U.S. tax advice contained in any communication from the Service Agent to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.”

15. Duration and Termination.

(a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of one (1) year (the “Initial Term”).

(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or the Service Agent provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

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(c) In the event of termination, (i) the Service Agent shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that the Service Agent does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund and before the effective date of the Termination, and (ii) all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to the Service Agent prior to any such conversion.

(d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e) Notwithstanding anything contained in this Agreement to the contrary, (i) if in connection with a Change in Control (for purposes of this Section 15(e) “Change of Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund) the Fund gives notice to the Service Agent terminating it as the provider of any of the services hereunder, or (ii) if the Fund otherwise terminates this Agreement, in the case of either clause (i) or (ii) of this Section 15(e), before the expiration of the Initial Term (“Early Termination”) the Fund shall pay to the Service Agent an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if the Service Agent were to provide all services hereunder until the expiration of the Initial Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to the Service Agent under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date, the date it was given). The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to the Service Agent for the termination of services before the expiration of the Initial Term. If any of the Fund’s assets serviced by the Administrator under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund) before the expiration of the Initial Term: (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at, the Administrator’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by the Administrator or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets. In the event that this Agreement is terminated in accordance with the provisions of Section 15(d) above, this Section 15(e) above shall be treated as if it was not a part of this Agreement.

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16. Notices. Notices shall be addressed (a) if to the Service Agent, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as the Service Agent may inform the Fund in writing); (b) if to the Fund, at 2 Mid America Plaza, Suite 200, Oakbrook Terrace, IL 60181, Attention: President (or such other address as the Trust may inform the Service Agent in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18. Assignment; Subcontracting. Neither party may assign this Agreement without the prior written consent of the other party hereto. Service Agent may subcontract with, hire or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services or duties of Service Agent under this Agreement, but any such subcontracting shall not relieve Service Agent of any of its responsibilities or liabilities hereunder.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21. Miscellaneous.

(a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of the Service Agent hereunder without the prior written approval of the Service Agent, which approval shall not be unreasonably withheld or delayed. In the event of new or revised regulatory or other requirements that may become applicable to the Fund, and with respect to which the Fund requires additional services from the Service Agent, the Service Agent shall, upon the request of the Fund, provide such services to the Fund, provided that the Service Agent is reasonably able to do so, and further provided that the Fund and the Service Agent negotiate in good faith to determine whether such services shall result in additional payments by the Fund to the Service Agent and if so, the amounts thereof.

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(b) During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the Service Agent’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a the Service Agent employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the Service Agent employee was identified by such entity solely as a result of the Service Agent employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c) Except as expressly provided in this Agreement, the Service Agent hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Service Agent disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of the Service Agent are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and the Service Agent.

(e) The Fund will provide such information and documentation as the Service Agent may reasonably request in connection with services provided by the Service Agent to the Fund.

(f) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

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(h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Service Agent’s affiliates are financial institutions, and the Service Agent may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. The Service Agent may also ask (and may have already asked) for additional identifying information, and the Service Agent may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:	Jay F. Nusblatt
Title:	Managing Director

PLAN INVESTMENT FUND, INC.

By:

Name:

Title:

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EXHIBIT A

THIS EXHIBIT A, dated as of March 1, 2012 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of March 1, 2012 between BNY Mellon Investment Servicing (US) Inc. and Plan Investment Fund, Inc.

Portfolios

Ultrashort Duration Government Portfolio

Ultrashort Duration Bond Portfolio

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APPENDIX A

Definitions

As used in this Agreement:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c) “Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d) “Oral Instructions” mean oral instructions received by the Service Agent from an Authorized Person or from a person reasonably believed by the Service Agent to be an Authorized Person. The Service Agent may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e) “SEC” means the Securities and Exchange Commission.

(f) “Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g) “Shares” means the shares of beneficial interest of any series or class of the Fund.

(h) “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by the Service Agent to be an Authorized Person) and received by the Service Agent or (ii) trade instructions transmitted (and received by the Service Agent) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device